Exhibit 99.1

MAKO SURGICAL CORP. ANNOUNCES COMPLETION OF THE ACQUISITION OF ASSETS OF PIPELINE BIOMEDICAL HOLDINGS

FT. LAUDERDALE, Fla., Oct. 8, 2013 – MAKO Surgical Corp. (Nasdaq:MAKO) today announced that it has completed the acquisition of Pipeline Biomedical Holdings, Inc.’s business dedicated to the design, development, manufacture and commercialization of orthopedic devices and related instruments for use with both robotic devices and manual medical procedures. Since 2010 Pipeline has been MAKO’s partner in developing and supplying advanced implant technologies for use with MAKO’s RIO® Robotic-Arm Interactive Orthopedic system, including the proprietary MAKO-branded RESTORIS® PST Cup and Tapered Stem hip implant system for use with the RIO’s MAKOplasty® Total Hip Arthroplasty software application.

The purchase price for the transaction consisted of a credit for a cash down payment previously paid to Pipeline in the amount of $2,500,000 and the issuance at closing of an aggregate of 3,953,771 unregistered shares of common stock of MAKO.

About MAKO

MAKO Surgical Corp. is a medical device company that markets its RIO® Robotic-Arm Interactive Orthopedic system, joint specific applications for the knee and hip, and proprietary RESTORIS® implants for orthopedic procedures called MAKOplasty®. The RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology, which enables precise, consistently reproducible bone resection for the accurate insertion and alignment of MAKO's RESTORIS implants. The MAKOplasty solution incorporates technologies enabled by an intellectual property portfolio including more than 300 U.S. and foreign, owned and licensed, patents and patent applications. Additional information can be found at www.makosurgical.com.

Contacts

MAKO Surgical Corp.

954-628-1706

investorrelations@makosurgical.com

or

Westwicke Partners

Mark Klausner

443-213-0500

makosurgical@westwicke.com